Exhibit 4.3

Description of the Registrant’s Securities

Registered Pursuant to Section 12 of the

Securities and Exchange Act of 1934

As of March 31, 2021, Mesa Laboratories, Inc. (the “Company,” “we,” or “our”) had one class of securities, our common stock, registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The following summary of certain terms of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, our Restated Certificate of Incorporation (the “Certificate of Incorporation”), our Amended and Restated Bylaws (the “Bylaws”), the forms of which are included as exhibits to the Annual Report on Form 10-K of which this Exhibit 4(d) is also included, as well as the relevant portions of the Colorado Business Corporation Act.

Our authorized capital stock consists of 25,000,000 shares of common stock, no par value, and 1,000,000 shares of preferred stock, no par value.

Common Stock

As of May 26, 2021, there were 5,140,981 shares of common stock issued and outstanding.

Voting

The holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders.

Dividends

The holders of common stock are entitled to receive ratably dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose.

Liquidation Rights

In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities.

Other Matters

The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. Issued shares of common stock for which appropriate consideration have been received are non-assessable and shareholders are not liable for the debts or other obligations of the company.

Preferred Stock

As of May 26, 2021, there were no shares of preferred stock issued and outstanding.

Our Articles of Incorporation authorize our board of directors, subject to any limitations prescribed by law, without further stockholder approval, to establish and to issue from time to time one or more classes or series of preferred stock, no par value per share, covering up to an aggregate of 1,000,000 shares of preferred stock. Each class or series of preferred stock will cover the number of shares and will have the powers, preferences, rights, qualifications, limitations and restrictions determined by the board of directors.

Certain Provisions of Our Articles of Incorporation and Bylaws and Colorado Law

Certain provisions of our Articles of Incorporation and our Bylaws could make our acquisition by a third party, a change in our incumbent directors, or a similar change of control more difficult. These provisions, which are summarized below, may discourage certain types of takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. These provisions of our Articles of Incorporation and Bylaws may also be significant because they define certain of the aspects of our corporate governance.

Election of Directors.    Our Bylaws provide that the board of directors may increase the size of our board and designate the directors to fill the vacancies.

No Cumulative Voting.    Our Articles of Incorporation provide that no shareholder is permitted to cumulate its votes in the election of directors.

Advance Notice Bylaws.    Our Bylaws require a shareholder seeking to nominate a candidate for election as director or to propose other business at a meeting of shareholders to provide us notice of the proposed candidate or business within a specified period in advance of the meeting.

Exclusive Forum.    Our Bylaws provide that unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for any of the following shall be a state court within the State of Colorado, or, if no state court located within the State of Colorado has jurisdiction, the federal district court for the District of Colorado: (i) any claim that is based upon a violation of a duty under the laws of Colorado by a current or former director, officer, or shareholder in such capacity, (ii) any derivative action or proceeding brought on behalf of the Company, (iii) any action asserting a claim arising pursuant to any provision of the Colorado Business Corporation Act, the Articles of Incorporation or the Bylaws, (iv) any action asserting a claim governed by the internal affairs doctrine that is not included in (i) through (iii).

Limitations on Liability.    Our Articles of Incorporation provide that no person who is or was a director will be personally liable to us or to our shareholders for monetary damages for breach of fiduciary duty as a director, so long as such director acted in good faith, subject to certain exceptions under the Colorado Business Corporation Act.

We have also obtained policies of directors' and officers' liability insurance. These policies insure our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances. The existence of such limitation on liability, indemnification and insurance may impede a change of control of us to the extent that a hostile acquirer seeks to litigate its contest for control with our directors and officers.

Transfer Agent

The transfer agent for our common stock is Computershare Trust Company, N.A.

Listing

Our common stock is quoted on the Nasdaq Global Market, or Nasdaq under the trading symbol "MLAB."